Exhibit 10.48

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made effective the 12th day of March, 2011 (the “Effective Date”), between Dynegy Inc. (“Dynegy”) and David W. Biegler (“Service Provider”) upon the following terms and conditions.

For valuable consideration given and received, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

I.	INDEPENDENT CONTRACTOR STATUS

Section 1.1                      Independent Contractor Status and Purpose.  Dynegy hereby retains Service Provider to provide services as the interim President and Chief Executive Officer of Dynegy (the “Services”).  Service Provider will report to the Chairman of the Board of Directors.  Service Provider shall perform the Services under this Agreement as an independent contractor and not as an agent, employee, joint venturer, partner, or other position.

Section 1.2                      Devotion of Time.  Service Provider shall devote such amount of Service Provider’s time, as determined by Service Provider in good faith, as necessary to adequately perform the Services under this Agreement. During the Term (as defined below) of this Agreement, however, Service Provider is expressly free to continue to perform services for other entities.

Section 1.3                      No Right to Control.  Dynegy shall not supervise or prescribe the day-to-day activities of Service Provider.  Service Provider shall be free to exercise his own judgment as to the time, routine, place, schedule, priorities, method, and manner of performing the services under this Agreement.  Service Provider shall select his own hours and work days and, except as otherwise provided under this Agreement, is under no obligation to account to Dynegy for his time.

Section 1.4                      No Provision of Facilities and Equipment.  Dynegy shall make an office and clerical assistance available for use by Service Provider.  However, Service Provider shall provide at his own expense his home office or place of business, any necessary equipment (including computers and printers and fax machines), office supplies, materials, appropriate assistance from other persons, and any other services needed to perform the Services under this Agreement.

II.	TERM; TERMINATION

Section 2.1                      Term.  This Agreement is intended to have a short-term duration.  It shall begin on the Effective Date above and shall terminate (1) upon written notice by either party, or (2) by the mutual agreement of the parties (collectively, the “Term”).

Section 2.2                      Termination of all Relationships and Duties.  Upon termination of this Agreement for any reason and at any time, all relationships and duties between Service Provider and Dynegy under this Agreement shall be terminated except as otherwise specified herein;  provided, however, Service Provider shall be entitled to any amounts owed to Service Provider pursuant to Sections 3.1 and 3.2 but not yet paid, and such obligations of Dynegy under Sections 3.1 and 3.2 shall survive termination of this Agreement until any such monies owed are paid to Service Provider.

III.	PAYMENT FOR SERVICES

Section 3.1                      Payment.  Dynegy shall pay Service Provider $4,150.00 per day for the Services provided under this Agreement.  Subject to the provisions of this Agreement, Service Provider shall not be entitled to any other payments or compensation of any kind for the Services provided under this Agreement.  The payment for Services hereunder is meant to be in lieu of any meeting fees that would otherwise be payable as a result of Service Provider’s service as a member of the Board of Directors or any committee thereof on any day during which Service Provider performs Services hereunder on behalf of Dynegy.

Section 3.2                      Expense Reimbursement.   Subject to Dynegy’s standard policies and procedures with respect to expense reimbursement, Dynegy will reimburse Service Provider for reasonable and appropriate expenses incurred by Service Provider during the Term of this Agreement in connection with the provision of the Services hereunder upon the timely submission of an expense report and receipts documenting the expense.

Section 3.3                      No Benefits.  Service Provider is not entitled, and expressly waives any and all rights, to participate in any benefit plans or programs which may be applicable to employees of Dynegy, including, but not limited to, the Dynegy Inc. Retirement Plan and the Dynegy Inc. 401(k) Savings Plan.  Dynegy is not providing to Service Provider any health insurance, worker’s compensation insurance, unemployment insurance, retirement plans, or any other benefits.  Service Provider is not entitled to vacation, sick leave or any other leave that Dynegy may provide to its employees.  For the sake of clarity, Service Provider’s eligibility to participate in the Dynegy Inc. Deferred Compensation Plan for Certain Directors is not impacted by his performance of the Services.

Section 3.4                      Taxes.  For any payments received by Service Provider under this Agreement, Service Provider acknowledges that he is solely responsible for payment of all applicable city, state, federal and other taxes as required pursuant to any law or governmental regulation or ruling.  Service Provider acknowledges that Dynegy is not withholding any taxes from the payments made to Service Provider under this Agreement.  Service Provider further acknowledges that Dynegy is required to report all compensation paid to Service Provider hereunder on an IRS Form 1099.

IV.	RELEASE; LIMITATION ON LIABILITY

Section 4.1                      Release.  Dynegy and its predecessors, successors, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys and each of the foregoing (individually and collectively called “Company”) hereby knowingly, irrevocably, and voluntarily agree to a full and complete release (a “Release”) of Service Provider, his heirs, executors, and assigns, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Service Provider’s provision of the Services or the obligations under, or termination of, this Agreement.  Notwithstanding the foregoing or anything to the contrary, however, this Release shall not include a release of any claims for gross negligence or fraudulent, criminal or willful misconduct.

Section 4.2                      Limitation on Liability.  Service Provider’s aggregate, entire, and collective liability (including, but not limited to, any damage payments) arising out of or relating to the performance of the Services and the obligations under, or termination of, this Agreement, regardless of the form of the cause of action or legal theory, whether in contract, tort, or otherwise, will in no event exceed the amounts paid to Service Provider under this Agreement pursuant to Sections 3.1 and 3.2.

V.	MISCELLANEOUS

Section 5.1                      Applicable Law, Jurisdiction and Mandatory Forum.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.  Any suit by either party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Harris County, Texas.  Service Provider hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Texas as his agent for service of process if he is outside the range of service for courts in Harris County, Texas.

Section 5.2                      Successors/Assignment.  Service Provider acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of Dynegy and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Dynegy by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.

Section 5.3                       Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to Dynegy to:	Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
Attn: Mr. Kent R. Stephenson, Senior Vice President and General Counsel

If to Service Provider to:	Mr. David W. Biegler
3537 Stanford
Dallas, Texas 75225

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Section 5.4                      No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Section 5.5                      Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 5.6                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 5.7                      Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 5.8                      Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the engagement of Service Provider by Dynegy.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the engagement of Service Provider by Dynegy, which is not contained in this Agreement, shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by both parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

DYNEGY INC.

By:	/s/ Kent R. Stephenson
Kent R. Stephenson
Senior Vice President and General Counsel.

SERVICE PROVIDER

/s/ David W. Biegler
David W. Biegler